ZANN CORP

UNAUDITED INTERIM FINANCIAL STATEMENTS

AUGUST 10, 2012

ZANN CORP
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS AT AUGUST 10, 2012
(UNAUDITED)

ASSETS

Current Assets
Total Current Assets	$ -

TOTAL ASSETS	$ -

LIABILITIES AND STOCKHOLDER EQUITY

Current Liabilities
Accounts payable	$ 25,000
Note payable	1,000
Payable to preferred stockholders	222

Total Liabilities	26,222

STOCKHOLDER EQUITY

Common stock - authorized, 4,000,000,000, par value $0.001
- issued and fully paid - 33,945,359	33,945

Additional paid in capital	(34,167)

Accumulated deficit since quasi reorganization	(26,000)

Total Stockholders' Equity	(26,222)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ -

The accompanying notes are an integral part of these financial statements.

ZANN CORP
(A DEVELOPMENT STAGE COMPANY)
INTERIM STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 9, 2012 TO AUGUST 10, 2012
(UNAUDITED)

REVENUE	$ -

OPERATING EXPENSES
General and administrative	26,000

Total Operating Expenses	26,000

NET LOSS	$ (26,000)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	33,945,359

NET LOSS PER SHARE	$ (0.001)

The accompanying notes are an integral part of these financial statements.

ZANN CORP
(A DEVELOPMENT STAGE COMPANY)
INTERIM STATEMENT OF STOCKHOLDER EQUITY
FOR THE PERIOD FROM JULY 9, 2012 TO AUGUST 10, 2012
(UNAUDITED)

	COMMON STOCK		PREFERRED STOCK		PAID IN
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	DEFICIT	TOTALS

Balance - July 9, 2012	33,945,359	$ 33,945	22,219,711	$ 22,220	$ 37,606,709	$ (39,451,140)	$ (1,788,266)

Adjustment resulting from
quasi-reorganization	-	-	-	-	(39,451,140)	39,451,140	-

Reduction in liabilities resulting
from the quasi-reorganization	-	-	-	-	1,788,266	-	1,788,266

Redemption of preferred stock	-	-	(22,219,711)	(22,220)	21,998	-	(222)

Net loss for the period	-	-	-	-	-	(26,000)	(26,000)

Balance - August 10, 2012	33,945,359	$ 33,945	-	$ -	$ (34,167)	$ (26,000)	$ (26,222)

The accompanying notes are an integral part of these financial statements.

ZANN CORP
(A DEVELOPMENT STAGE COMPANY)
INTERIM STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 9, 2012 TO AUGUST 10, 2012
(UNAUDITED)

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$ (26,000)

Changes in assets and liabilities
- Accounts payable	25,000

NET CASH USED IN OPERATING ACTIVITIES	(1,000)

CASH FLOW FROM FINANCING ACTIVITIES
Note payable	1,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,000

NET CHANGE IN CASH	-

CASH AND EQUIVALENTS - BEGINNING OF PERIOD	-

CASH AND EQUIVALENTS - END OF PERIOD	$ -

SUPPLEMENTARY INFORMATION

Net Reduction in liabilities and equity as result of quasi-reorganization
and resulting adjustments to paid in capital	$ 34,167

The accompanying notes are an integral part of these financial statements.

ZANN CORPORATION

NOTES TO INTERIM FINANCIAL STATEMENTS

August 10, 2012

(UNAUDITED)

Note 1 - Organization and Summary of Significant Accounting Policies:

The Company

Organizational Background: The Company was incorporated in Florida on March 4, 1999 as Investra Enterprises Inc. On March 6, 2000, we completed a Share Purchase Agreement in which Pathobiotek Diagnostics, Inc. a Texas Corporation, acquired all of our issued and outstanding shares for the purpose of completing a merger of Pathobiotek Diagnostics, Inc. and Investra Enterprises. Pathobiotek Diagnostics, Inc., a Texas corporation, was the surviving entity. On October 16, 2001, we completed the Plan and Agreement of Reorganization by and between Pathobiotek Diagnostics Inc., ATNG Acquisition, Inc., a Texas corporation, and ATNG, Inc., a Nevada corporation under which Pathobiotek Diagnostics Inc. issued 27,836,186 shares of its common stock as consideration for its wholly owned subsidiary, ATNG Acquisition, Inc. to acquire 100 percent of the issued and outstanding stock of ATNG, Inc., a Nevada corporation.

Following the October 16, 2001 reorganization, ATNG Acquisition, Inc. and ATNG, Inc. merged. On October 17, 2001, we changed our name to ATNG, Inc. On September 6, 2003 we changed our domicile from Texas to Nevada. In November 2004, the shareholders and directors of the Company approved a change in the name of the Company from ATNG, Inc. to Zann Corp., amended its Articles of Incorporation, increasing the number of authorized shares to 4,000,000,000.

 Gensee County Court, Michigan Proceedings: On July 9, 2012, the Circuit Court in Genesse County Michigan granted the application of  Peter Klamka to become the receiver of the corporation with the power to conduct any restructuring as necessary. In the order,  Peter Klamka shall has authority to exercise the powers of the Defendant, Zann Corp. that are necessary to manage the affairs of the Defendant, Zann Corp., and which are in the best interests of the corporation, its shareholders, and its creditors, including any necessary restructuring or resource reallocation deemed to be in the best interest of the corporation.

Basis of Presentation: Effective  July 31, 2012, the Company approved and authorized a plan of quasi reorganization and restatement of accounts to eliminate the accumulated deficit and related capital accounts on the Company’s balance sheet. The Company concluded its period of reorganization after reaching a settlement agreement with all of its significant creditors. The Company, as approved by its Board of Directors, elected to state its , balance sheet as a “quasi reorganization”, pursuant to ARB 43. These rules require the revaluation of all assets and liabilities to their current values through a current charge to earnings and the elimination of any deficit in retained earnings by charging paid-in capital. From August 1, 2012 forward, the

Company has recorded net income (and net losses) to retained earnings and (and net losses) to retained earnings and (accumulated deficit).

The accounts of any former subsidiaries were not included and have not been carried forward.

The Company has not earned any revenues from limited principal operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”).  Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock: We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Fair Value of Financial Instruments: FASB ASC 825, “Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. FASB ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. At August 1, 2012, the carrying value of certain financial instruments (cash and cash equivalents, accounts payable and accrued expenses.) approximates fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income

(loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

All per share disclosures retroactively reflect shares outstanding after the reverse split.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Note 2 - Recent Accounting Pronouncements

In May 2011, the FASB issued ASC update No. 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this update result in common fair value measurement and disclosure requirements in US generally accepted accounting principles ("U.S. GAAP") and International Financial Reporting Standards ("IFRS"). Consequently, the amendments converge the fair value measurement guidance in U.S. GAAP and IFRS. Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. The amendments in this update that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements include the following:

1)	measuring the fair value of financial instruments that are managed within a portfolio,
2)	application of premiums and discounts in a fair value measurement, and
3)

additional disclosures about fair value measurements. The amendments in this update are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011.

In June 2011, the FASB issued ASC update No. 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity, among other amendments in this update. The amendments require that all non-owner changes in stockholder’s equity be presented in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, the Company is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and total for other comprehensive income, along with a total for comprehensive income.

In September 2011, the FASB issued ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350), Testing Goodwill for Impairment.” which gives entities testing goodwill for impairment the option of performing a qualitative assessment before calculating the fair value of a reporting unit for the goodwill impairment test. The amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not expect the adoption of this accounting guidance to have a material impact on its financial statements and related disclosures.

The entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of comprehensive income are presented. The amendments in this update should be applied retrospectively, and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

In December 2011, the Financial Accounting Standards Board ("FASB") issued authoritative guidance related to balance sheet offsetting. The new guidance requires disclosures about assets and liabilities that are offset or have the potential to be offset. These disclosures are intended to address differences in the asset and liability offsetting requirements under U.S. GAAP and International Financial Reporting Standards. This new guidance will be effective for us for interim and annual reporting periods beginning January 1, 2013, with retrospective application required. The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

Note 3 - Stockholders; Equity

Common Stock

We are currently authorized to issue up to 4,000,000,000 shares of $ 0.001 par value common stock. All issued shares of common stock are entitled to vote on a 1 share/1 vote basis. There are currently 33,945,359 shares of common stock outstanding.

Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of $ 0.001 preferred stock. Effective July 9, 2012  the board of directors approved the redemption of all previously issued preferred shares and approved the cancellation and extinguishment of all common and preferred share conversion rights of any kind, including without limitation, warrants, options, convertible debt instruments and convertible preferred stock of every series and accompanying conversion rights of any kind. As a result, the Company has redeemed all of the outstanding preferred shares and will pay out funds as the preferred shares are collected from the preferred stockholders and as such is shown as liability on the balance sheet.

Stock Options

There are no employee or non-employee option grants.

 Note 4 - Significant Events

On July 9, 2012 in its Court Order, the Circuit Court for Genesse County, Michigan (Case #12- 97709-CR) granted the application of Peter Klamka to become the receiver for the corporation.

In connection with the Order, Peter Klamka dismissed the previous management who could not be located and became the acting sole director and sole officer.